CERTIFICATE OF DESIGNATION OF
SERIES [  ] PREFERRED STOCK
 $0.001 PAR VALUE OF
GOLUB CAPITAL BDC, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Golub Capital BDC, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors has duly approved and adopted the following resolution on [   ], 20[  ] (the “Resolution”):

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, and as set forth in Section 151 of the DGCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of [___________] shares of Series [  ] Preferred Stock, $0.001 par value per share, having the designations, preferences, relative, participation, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

(a)	Definitions.

As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“1940 Act Majority” shall have the meaning ascribed to it in paragraph (e)(6) hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close or a day on which securities are not traded on NASDAQ or other market or exchange on which the Company’s securities are traded.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, participations or other equivalents of or interests in (however designated) stock issued by the Company.

“Certificate of Designation” shall have the meaning ascribed to it in the recitals hereof.

“Certificate of Incorporation” shall have the meaning ascribed to it in the recitals hereof.

“Company” shall have the meaning ascribed to it in the recitals hereof.

“Common Stock” means the common stock, par value $0.001 per share, of the Company now or hereafter authorized to be issued.

“Consideration” shall have the meaning ascribed to it in paragraph (h)(1) hereof.

“Conversion Rate” shall have the meaning ascribed to it in paragraph (g)(ii) hereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend Payment Date” shall mean [       ], [         ], [         ] and [        ] of each year, commencing on [     ], 20[  ]; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series [  ] Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of the Series [  ] Preferred Stock) and shall end on and include the calendar day next preceding the next Dividend Payment Date.

“Dividend Rate” means [  ]% per annum.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Notes” shall have the meaning ascribed to it in paragraph (i)(1) hereof.

“Holder” means a holder of shares of Series [  ] Preferred Stock, as reflected in the stock records of the Company.

“Fundamental Change” means the Company, within the meaning of Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a custodian for it for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors or (e) the Common Stock ceases to be listed on any of NASDAQ, the Nasdaq Global Market or the New York Stock Exchange without the simultaneous listing on another of such exchanges.

“Issue Date” means [●].

“Liquidation” shall have the meaning ascribed to it in paragraph (d) hereof.

“NASDAQ” means The NASDAQ Global Select Market.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Resolution” shall have the meaning ascribed to it in the recitals hereof.

“Series [  ] Liquidation Preference” shall have the meaning ascribed to it in paragraph (d) hereof.

“Series [  ] Preferred Stock” shall have the meaning ascribed to it in paragraph (b) hereof.

“Voting Period” shall have the meaning ascribed to it in paragraph (e)(2) hereof.

“Voting Stock” means Capital Stock of the class or classes pursuant to which the Holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect directors of the Company (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(b)	Designation.

The shares of the Series shall be designated “Series [  ] Preferred Stock” (the “Series [  ] Preferred Stock”), and the number of shares constituting the Series shall be [          ], $0.001 par value per share.

(c)	Ranking.

With respect to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company, the Series [   ] Preferred Stock shall rank [              ].

(d)	Liquidation Preference.

(1)      Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders of the shares of Series [  ] Preferred Stock shall be entitled to be paid (before any distribution or payment is made upon any shares of Common Stock), an amount equal to $[     ] per share of Series [   ] Preferred Stock, representing the liquidation preference per share of the Series [  ] Preferred Stock (the “Series [   ] Liquidation Preference”); provided, if upon Liquidation, the available funds and assets to be distributed among the Holders of Series [   ] Preferred Stock shall be insufficient to permit payment in full to the Holders of Series [  ] Preferred Stock of the Series [  ] Liquidation Preference, then the entire available funds and assets of the Company upon Liquidation shall be distributed ratably among such Holders in proportion to the full respective Series [  ] Liquidation Preference to which they are entitled.

(2)      If there are any available funds or assets of the Company upon Liquidation remaining after the payment or distribution to the Holders of the Series [  ] Preferred Stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed:

(A)     [Describe payment priority provisions]

(B)      Then, with respect to all remaining available funds and assets of the Company upon Liquidation after payment pursuant to the foregoing clauses (d)(1) and (d)(2), among the holders of then outstanding Common Stock and the Preferred Stock, pro rata, according to the number of shares of Common Stock held by such holders.

(e)	Voting Rights.

(1)      Except for matters which do not require the vote of Holders of the Series [ ] Preferred Stock under the 1940 Act and except as otherwise provided in the Charter or Bylaws, herein or as otherwise required by applicable law, (1) each Holder of Series [ ] Preferred Stock shall be entitled to one vote for each share of Series [] Preferred Stock held on each matter submitted to a vote of stockholders of the Company, and (2) the holders of outstanding Series [  ] Preferred Stock and shares of Common Stock shall vote together as a single class on all matters submitted to stockholders; provided, however, that the Holders of outstanding shares of Series [  ] Preferred Stock shall be entitled, as a class, to the exclusion of the holders of shares of all other classes of stock of the Company, to elect [two] Directors of the Company at all times.  Subject to the foregoing rights of the Holders of the Series [ ] Preferred Stock, the identity and class (if the Board of Directors is then classified) of the nominees for such Directors may be fixed by the Board of Directors.  Subject to paragraph (e)(2), the holders of outstanding shares of Common Stock and Series [  ] Preferred Stock, voting together as a single class, shall elect the balance of the Directors.

(2)      During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two Directors elected exclusively by the holders of the shares of Series [  ] Preferred Stock would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of the shares of Series [  ] Preferred Stock shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of the Company), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect.  A Voting Period shall commence:

(i)           if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on the shares of Series [  ] Preferred Stock equal to at least two full years’ dividends shall be due and unpaid; or

(ii)           if at any time holders of any shares of Series [  ] Preferred Stock are entitled under the 1940 Act to elect a majority of the Directors of the Company.

Upon the termination of a Voting Period, the voting rights described in paragraph (e)(2) shall cease, subject always, however, to the revesting of such voting rights in the holders of shares of the Series [  ] Preferred Stock upon the further occurrence of any of the events described in this paragraph (e)(2).

(3)      As soon as practicable after the accrual of any right of the holders of the shares of Series [ ] Preferred Stock to elect additional Directors as described in paragraph (e)(2), the Company shall call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice.  If the Company fails to send such notice or if a special meeting is not called at the expense of the Company, it may be called by any such holder on like notice.  The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed.  At any such special meeting and at each meeting of holders of shares of the Series [  ] Preferred Stock held during a Voting Period at which Directors are to be elected, such holders, voting as a separate class (to the exclusion of the holders of all other classes of Capital Stock and other securities of the Company), shall be entitled to elect the number of Directors prescribed in paragraph (e)(2).

(4)      The terms of office of all persons who are Directors of the Company at the time of a special meeting of Holders of the Series [ ] Preferred Stock and holders of other shares of any other preferred stock to elect Directors shall continue, notwithstanding the election at such meeting by the Holders of the Series [ ] Preferred Stock and such holders of other shares of preferred stock of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by such holders and the remaining incumbent Directors, shall constitute the duly elected Directors of the Company.

(5)      Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders of the Series [ ] Preferred Stock and holders of other shares of preferred stock pursuant to paragraph (e)(2) shall terminate, the number of Directors constituting the Board of Directors shall decrease accordingly, the remaining Directors shall constitute the Directors of the Company and the voting rights of such holders to elect additional Directors pursuant to paragraph (e)(2) shall cease, subject to the provisions of the last sentence of paragraph (e)(2).

(6)      So long as any of the shares of Series [ ] Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the outstanding shares of Series [ ] Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

(i)           amend, alter or repeal any of the preferences, rights or powers of the Series [ ] Preferred Stock so as to affect materially and adversely such preferences, rights or powers, [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the Series [ ] Preferred Stock; (ii) creates, alters or abolishes any right in respect of redemption of the Series [ ] Preferred Stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the Series [ ] Preferred Stock)];

(ii)           create, authorize or issue shares of any class of Capital Stock ranking senior to or on a parity with the Series [ ] Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants or similar rights to purchase, acquire or receive, such shares of Capital Stock ranking senior to or on a parity with the Series [ ] Preferred Stock or reclassify any authorized shares of Capital Stock of the Company into any shares ranking senior to or on a parity with the Series [ ] Preferred Stock (except that, notwithstanding the foregoing, the Board of Directors, without the vote or consent of the holders of the shares of Series [  ] Preferred Stock may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of preferred stock ranking on a parity with the Series [ ] Preferred Stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional Series [ ] Preferred Stock, including shares previously purchased or redeemed by the Company); provided that any such class of Capital Stock shall be created, authorized or issued only to the extent permitted by the 1940 Act);

(7)      The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of Series [  ] Preferred Stock, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Company under Section 13(a) of the 1940 Act.

(8)      Unless otherwise required by law, Holders of Series [ ] Preferred Stock shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.  The Holders of Series [ ] Preferred Stock shall have no rights to cumulative voting.  If the Company fails to pay any dividends on the Series   [ ] Preferred Stock, the exclusive remedy shall be the right to vote for Directors pursuant to the provisions of this paragraph (e).

(9)      The foregoing voting provisions will not apply with respect to the Series [ ] Preferred Stock if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(f)	Business Day.

If any payment, conversion, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, conversion, redemption or exchange shall be made on the immediately succeeding Business Day.

(g)	[Conversion.

(1)      [Describe any conversion rights associated with the Series [   ] Preferred Stock.]

(h)	[Certain Transactions.

(1)      The Company shall not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms herein or the Series [  ] Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series [  ] Preferred Stock in accordance with the foregoing.]

(i)	[Exchange Rights

(1)      [Describe any exchange rights associated with the Series [   ] Preferred Stock.]

(j)	Redemption.

(1)      Optional Redemption.  The Series [   ] Preferred Stock may be redeemed, in whole or in part, at any time after [            ], [       ], at the option of the Company, upon giving notice of redemption pursuant to subsection (j)(3) below, at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of (a) the Series [  ] Liquidation Preference per share of the Series [  ] Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Series [  ] Liquidation Preference on such share of Series [  ] Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.  The following redemption prices are for shares of Series [  ] Preferred Stock redeemed during the [  ]-month period commencing on [   ]of the years set forth below:

Year           Applicable Percentage

[      ]           [             ]]

(2)      Redemption at the Option of the Holder.  Upon the occurrence of a Fundamental Change, each Holder of the Series [  ] Preferred Stock shall have the right to require the Company to repurchase all or any part of such Holder’s Series [  ] Preferred Stock at a purchase price per share equal to [   ]% of the sum of (a) the Series [  ] Liquidation Preference per share of the Series [  ] Preferred Stock plus (b) an amount equal to accrued but unpaid dividends not previously added to the Series [  ] Liquidation Preference per share on such share of Series [  ] Preferred Stock from and including the immediately preceding dividend Payment Date to but excluding the date of redemption.

Within 30 days of the occurrence of a Fundamental Change, the Company shall provide notice by first class mail, postage prepaid, addressed to the Holders of record of the shares of Series [  ] Preferred Stock at their respective last addresses appearing on the books of the Company and through such other means as shall be required under the 1940 Act stating (1) that a Fundamental Change has occurred, (2) that all shares of Series [  ] Preferred Stock tendered prior to a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed shall be accepted for redemption and (3) the procedures that Holders of the Series [  ] Preferred Stock must follow in order to redeem their shares of Series [  ] Preferred Stock, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series [  ] Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series [  ] Preferred Stock.

On and after       ,      , each Holder of the Series [  ] Preferred Stock shall have the right, by providing written notice to the Company, to require the Company to repurchase all or any part of such Holder’s Series [  ] Preferred Stock at a purchase price equal to [  ]% of the sum of (a) the Liquidation Preference per share of the Series [  ] Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Series [  ] Liquidation Preference on such share of Series [  ] Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

(3)      Notice of Redemption at the Option of the Company.  Notice of every redemption of shares of Series [   ] Preferred Stock pursuant to subsection (j)(1) shall be given (1) by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company and (2) through such other means as shall be required under the 1940 Act.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this subsection (j)(3) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series [  ] Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series [  ] Preferred Stock.  Each notice of redemption given to a Holder shall state: (1) the redemption date; (2) the number of shares of the Series [  ] Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(4)      Partial Redemption.  In case of any redemption of part of the shares of Series [  ] Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata.  Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series [  ] Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(5)      Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the Holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

(k)	Dividends.

Holders of the Series [  ] Preferred Stock shall be entitled to receive, on each share of Series [  ] Preferred Stock, dividends with respect to each Dividend Period (1) in an amount equal to the Dividend Rate on the Series [  ] Liquidation Preference per share of Series [  ] Preferred Stock [and (2), in the event a cash dividend or other distribution in cash has been declared on the Common Stock during such Dividend Period, an additional amount equal to (A) the Series [  ] Liquidation Preference divided by the Conversion Rate, each in effect on the record date for such dividend, times (B) the cash amount per share distributed or to be distributed in respect of the Common Stock].  Dividends payable at the Dividend Rate shall begin to accrue and be cumulative from the Issue Date.  No full dividends and distributions will be declared or paid on the Series [  ] Preferred Stock for any dividend Period, or a part of a Dividend Period, unless the full cumulative dividends and distributions due through the most recent Dividend Payment Dates for all outstanding shares of the Series [  ] Preferred Stock have been, or contemporaneously are, declared and paid through the most recent Dividend Payment Date. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Dividends that are payable on the Series [  ] Preferred Stock on any Dividend Payment Date shall be payable to Holders of record of the Series [  ] Preferred Stock as they appear on the stock register of the Company on the record date for such dividend, which shall be the date 15 days prior to the applicable Dividend Payment Date.

Dividends payable at the Dividend Rate on the Series [  ] Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable at the Dividend Rate on the Series [  ] Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Cash dividends shall be paid only to the extent the Company has assets legally available for such payment and the Board of Directors, or an authorized committee thereof, declares a dividend payable.  Dividends not paid in cash shall be added to the Series [  ] Liquidation Preference.

The Company shall not make declare any dividend (other than a dividend payable in Common Stock) or other distribution on the Common Stock or purchase any Common Stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase the Company has an asset coverage of at least 200%, as computed in accordance with the Investment Company Act of 1940, as amended, after deducting the amount of such dividend, distribution or purchase price.

(l)	Amendments Without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by resolution of the Board of Directors may amend or modify these terms of the Series [ ] Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein, make any other provisions with respect to matters or questions arising under these terms of the Series [ ] Preferred Stock that are not inconsistent with the provisions herein.

 (m)  Status of Acquired Shares.

Shares of Series [ ] Preferred Stock that are [converted,] redeemed or otherwise acquired by the Company shall be returned to the status of authorized but unissued shares of Series [ ] Preferred Stock, until reclassified by the Board of Directors.

IN WITNESS WHEREOF, Golub Capital BDC, Inc. has caused this Certificate to be duly executed by its duly authorized officer as of this [  ]th day of [                 ].

GOLUB CAPITAL BDC, INC.

By:
Name:
Title: